As filed with the Securities and Exchange Commission on March 8, 2017

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ARCADIA BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	[81-0571538]
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

202 Cousteau Place, Suite 105

Davis, CA 95618

(Address of Principal Executive Offices) (Zip Code)

2015 Omnibus Equity Incentive Plan

2015 Employee Stock Purchase Plan

(Full title of the plan)

Rajendra Ketkar

President and Chief Executive Officer

202 Cousteau Place, Suite 105

Davis, CA 95618

(530) 756-7077

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Matthew Plavan Chief Financial Officer 202 Cousteau Place, Suite 105 Davis, CA 95618	Michael De Angelis, Esq. Jeffrey Pietsch, Esq. Weintraub Chediak Coleman Grodin Law Corporation 475 Sansome Street, Suite 1800 San Francisco, CA 94111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 Par Value	437,500(2)	$0.76 (4)	$ 332,500.00	$ 38.54
Common Stock, $0.0001 Par Value	1,650,000(3)	$0.89 (5)	$1,468,500.00	$170.20

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2015 Employee Stock Purchase Plan (the “ESPP”) or the 2015 Omnibus Equity Incentive Plan (the “2015 Plan”) by reason of any stock dividend, stock split, recapitalization or similar transactions.

(2)	Represents 437,500 additional shares of common stock authorized as of January 1, 2017 under the evergreen provision of the ESPP.

(3)	Represents 1,650,000 additional shares of common stock authorized as of January 1, 2017 under the evergreen provision of the 2015 Plan.

(4)

Estimated in accordance with Rules 457(c) and (h) under the Securities Act, solely for the purpose of computing the amount of the registration fee and is equal to 85% of $0.89, the average of the high and low sales price of a share of the registrant’s common stock as reported on The NASDAQ Global Market on March 7, 2017. Pursuant to the ESPP, shares are sold at 85% of the lesser of the fair market value of such shares on the first trading day of the offering period and the last trading day of the purchase period.

(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) promulgated under the Securities Act, based upon the average of the high and low prices of the registrant’s common stock as reported on The NASDAQ Global Market on March 7, 2017.

REGISTRATION OF ADDITIONAL SECURITIES

PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E to Form S-8, this Registration Statement is being filed for the purpose of registering an additional (i) 437,500 shares of the Registrant’s common stock available to be issued pursuant to the Registrant’s 2015 Employee Stock Purchase Plan and (ii) 1,650,000 shares of the Registrant’s common stock available to be issued pursuant to the Registrant’s 2015 Omnibus Equity Incentive Plan, which are the same class as those securities previously registered on an effective Form S-8 filed with the Securities and Exchange Commission on (i) May 15, 2015 (File No. 333-204215) (the “2015 Registration Statement”), and (ii) March 8, 2016 (File No. 333-210023) (the “2016 Registration Statement”), and the contents of the 2015 Registration Statement and 2016 Registration Statement, as amended, or as modified or superseded pursuant to Rule 412 under the Securities Act, is incorporated by reference into this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Exhibits

See Index to Exhibits at the end of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Davis, State of California, on this 8th day of March, 2017.

ARCADIA BIOSCIENCES, INC.

By:	/s/ MATTHEW T. PLAVAN
Name:	Matthew T. Plavan
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Matthew T. Plavan and as attorney-in-fact, with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RAJENDRA KETKAR	President and Chief Executive Officer and Director
Rajendra Ketkar	(principal executive officer)	March 8, 2017

/s/ MATTHEW T. PLAVAN	Chief Financial Officer
Matthew T. Plavan	(principal financial and accounting officer)	March 8, 2017

/s/ KEVIN COMCOWICH
Kevin Comcowich	Director	March 8, 2017

/s/ UDAY GARG
Uday Garg	Director	March 8, 2017

/s/ GEORGE F.J. GOSBEE
George F.J. Gosbee	Director	March 8, 2017

/s/ VIC C. KNAUF
Vic C. Knauf	Director	March 8, 2017

/s/ RAJIV SHAH
Rajiv Shah	Director	March 8, 2017

EXHIBIT INDEX

The following documents are filed as exhibits to this Registration Statement.

Exhibit No.	Description of Exhibit

5.1	Opinion of Weintraub Tobin Chediak Coleman Grodin Law Corporation

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2	Consent of Weintraub Tobin Chediak Coleman Grodin Law Corporation (included in Exhibit 5.1).

24.1	Power of attorney (included in the signature page to this Registration Statement).